Exhibit 99.1

Questar Corp. CFO Parks to retire after 35 years;

Richard J. Doleshek named as EVP and Chief Financial Officer

SALT LAKE CITY — Questar Corp. (NYSE: STR) announced today that Stephen E. Parks, senior vice president and chief financial officer (CFO) has elected to retire, effective July 1, 2009, after 35 years with the company. Parks began his career at Questar in 1974 in the internal auditing department. He rose through the ranks to become CFO in 1996. During his 13-year tenure as CFO, Questar evolved into one of the country’s fastest-growing natural gas exploration and production (E&P) companies. Institutional Investor magazine named Parks one of the top CFOs in the natural gas industry three years running, from 2006-2008, based on surveys of investors and analysts who follow the industry.

“It has been my privilege to work with Steve Parks over the past eight years,” said Keith O. Rattie, Questar chairman, president and CEO. “He’s been a trusted advisor, whose steady hand on all matters financial has served Questar shareholders and employees well. Thanks, Steve, and on behalf of the Questar Board, management, employees and long-term shareholders, we wish you and your wife Alisa all the best for a fun, fulfilling retirement,” Rattie added.

Questar concurrently announced that Richard J. Doleshek will become Questar Corp. executive vice president and CFO, effective May 7, 2009. From 2001 to April 2009 Doleshek served as executive vice president and CFO of Hilcorp Energy Company, a private E&P company headquartered in Houston. Doleshek began his career in 1980 with Amoco Production Company as a reservoir and production engineer. In the mid-1980s he moved into energy banking with Bankers Trust Company, later acquired by Deutsche Bank. In the mid-1990s he became managing director and co-head of Deutsche’s Houston office, where he helped oil and gas companies structure and finance a broad range of transactions. During his 8-year tenure as Hilcorp CFO he helped steer the company’s rapid growth via acquisitions, development and partner buyout. In addition to his responsibilities as CFO, Doleshek also was responsible for Hilcorp’s accounting, treasury, planning, investor relations, human resources, information technology and legal functions.

“We’re delighted to welcome Richard Doleshek to the Questar team,” Rattie said. “Richard’s a talented financial executive, and a proven leader. He brings both relevant expertise and a fresh perspective – he’s the right guy, at the right time,” Rattie said.

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of about $7.5 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas. For more information, visit Questar’s internet site at: http://www.questar.com.